Exhibit 4.31

TECHNICAL SERVICE AGREEMENT
(Including Technical Training and Technology Intermediary Services)

Project Name: Agreement 07DX037 on Nationwide PHS Short Message Business

Principal (Party A): China Telecommunications Corporation

Agent (Party B): Beijing AirInbox Information Technologies Co., Ltd. (seal)

Place of Execution: Haidian District, Beijing
Date of Execution: June 5, 2007
Validity Term: June 5, 2007 to June 5, 2008

AGREEMENT BETWEEN CHINA TELECOMMUNICATIONS
CORPORATION LIMITED AND BEIJING AIRINBOX INFORMATION
TECHNOLOGIES CO., LTD. ON NATIONWIDE PHS SHORT MESSAGE
BUSINESS

Party A: China Telecommunications Corporation
Address: 31 Jinrong Street, Xicheng District, Beijing 100032, China
Legal Representative: Wang Xiaochu

Party B: Beijing AirInbox Information Technologies Co., Ltd.
Address: 33/F, Tengda Plaza, 168 Xiwai Dajie, Haidian District, Beijing100044,
  China
Legal Representative: Wu Linguang

With a view to rendering to the broad masses of Party A’s users PHS short message services by bringing into full play each Party’s resource advantages in its service field, both Parties have, on the principles of honesty and good faith, equality and mutual benefit, complementing each other for mutual promotion and jointly seeking development, and through full and amicable consultations, reached an agreement as follows on the matters regarding engaging in business of nationwide PHS short message value-added services:

Article 1 Definition
1.1 Communication Charges: refer to charges arising from PHS users’ use of Party A’s communication network resources. The Communication Charges shall be paid by users to Party A.
1.2 Information Service Fees: refer to charges arising from Party B’s rendering to PHS users’ information and application services. The information service fees shall be paid by users to Party B.
1.3 Unbalanced Downlink Communication Charges: refer to charges arising from Party B’s use of Party A’s communication network resources. The Unbalanced Downlink Communication charges shall be paid by Party B to Party A.

Article 2 Contents of Project
2.1 As a provider for support system of PHS communication network and short message service, Party A renders with charge to Party B the communication passage and short message service support, enabling Party B to engage in PHS short message value-added services.
2.2 As a provider of short message contents and application services, Party B renders to Party A’s users PHS short message value-added services by taking advantage of Party A’s PHS communication network and short message service support system. Party B renders to users the contents and application services in a lawful and timely manner with the required quality and quantity based upon PHS users’ requirements on order and customization.

2.3 Businesses provided by Party B are those in the aspects of recreational information, media interaction, chat community, testing, life, news as well as industry information.
2.4 Party A renders with charge to party B the business charge calculation service and service for collection of information service fees by taking advantage of its charge calculation and business support system.

Article 3 Party A’s Rights and Responsibilities
3.1 Party A’s Rights
3.1.1 Party A shall have the right to have access to, examine and verify the materials provided by Party B, such as business license for enterprise as legal person, qualification certification, business permit certification, validity of resources, examination and approval of commodity price as well as bank account.
3.1.2 Party A allows Party B to provide Party A’s users with short message value-added business during the validity term hereof with the grant of specific business subject to both Parties’ confirmation in the form of business list which is found in Annex 2 hereto.
3.1.3 The long (/short) service code assigned by Party A to Party B during the validity term hereof is 9855. Party A conducts management over such service code and has the right to recover it upon termination of this Agreement. In the event of adjustment of the code, Party A shall have the right to have such service code modified.
3.1.4 Party A shall have the right to formulate, supplement and perfect the relevant measures for management of PHS short message value-added business, including the evaluation, user service standards and the like, and conduct restricts and appraisal over Party B’s business operation in accordance with the relevant measures. Party A shall have the right to conduct appraisal and treatment on a monthly, quarterly, semiannual and yearly basis according to the aforesaid relevant management measures.
3.1.5 Party A shall have the right to demand Party B’s warranty on the validity of information and application services provided by it. Party A shall, upon discovery of Party B’s rendering to users information and application services in violation of the State’s relevant policies, laws or regulations in conducting businesses, have the right to demand Party B’s immediately taking the corresponding measures for standardization. In respect of Party B’s breach of contract, Party A shall have the right to terminate this Agreement, investigate Party B’s liabilities for breach of contract in accordance with this Agreement and Party A’s relevant management regulations, and deduct such part of sum in settling accounts.
3.1.6 In the event of users’ refusal to pay information service fees as a result of Party B’s failure to achieve its undertakings to users in respect of service quality, Party B shall bear all the liabilities. Party A shall have the right to make no collection for Party B of such information service fees, the payment of which is refused by users, without bearing any liabilities. Party A shall have the right to deduct in settling accounts such refund as demanded by users as a result of Party B’s failure to achieve its undertakings to users in respect of service quality.

3.1.7 In the event of users’ complaint due to failure of contents and application services provided by Party B to meet requirements as stipulated in both Parties’ agreement during the validity term hereof, Party A shall have the right to suspend Party B’s business and urge Party B to make rectification. Where the case is serious, Party A may notify Party B in writing of immediate termination of this Agreement. In case of economic losses incurred by Party A, Party B shall be liable for compensation therefor.
3.1.8 Party A shall have the right to control the short message flow and adjust in a timely manner the short message flow based upon the operation situation of short message service support system. In respect of any large quantities of abnormal overloaded short messages that may affect Party A’s network operation safety, Party A reserves its right to restrict their transmission or adjust in a timely manner the short message flow based upon the capacity of short message service support system; in the meantime, Party A shall have the right to advise Party B to deal with junk information or illegal attacks from Party B within the specified time limit. In the event of Party B’s failure to deal with the same as required, Party A shall have the right to take corresponding measures; in case of emergencies, for protection of the lawful rights and interests of the broad masses users, Party A shall have the right to take the corresponding measures without notifying Party B thereof.
3.1.9 Party A shall have the right to give guidance to the price set by Party B based upon users’ needs and requirements of market order and cease the business in respect of which Party B varies without authorization the rate of service without settling accounts. In the event of Party B’s violation of regulations, Party A shall have the right to terminate this Agreement, investigate Party B’s liabilities for breach of contract in accordance with this Agreement and Party A’s relevant management regulations, and deduct such part of sum in settling accounts.
3.1.10 It is specified by Party A that the users to whom PHS short message value-added businesses are available fall within the effective scope of users for Party B’s calculation of charges as stipulated herein. Party A shall have the right to make no settlement of information service fees resulting from invalid user number and user number beyond the available business scope.
3.1.11 In the event that Party B fails to deal with or delays in dealing with numbers of closedown, log-down or logon provided by Party A, Party A shall have the right to investigate its liabilities for breach of contract and deduct such part of sum in settling accounts.
3.1.12 Party A shall have the right to demand Party B’s real-time submission of user’s personal particulars, business materials, using record and statistical record relating to Party B’s short message value-added businesses so as to ensure the real-time upgrading of Party A’s user data bank.
3.1.13 Party A shall have the right to deal with Party B’s acts such as affecting the normal operation of Party A’s network, occurrence of major loopholes or hidden perils, unfair competition by adopting unjust means for promotion of business (such as massive transmission of advertisements) or malicious fraud by investigating Party B’s liabilities for breach of contract. The specific measures may, depending on the seriousness of the case, be taken, such as criticizing by circulating a criticism notice, suspending modifying business, postponing account settlement, demanding Party B’s publicly apologizing to media and users, making no settlement of accounts, making rectification within a given period until the termination of this Agreement.

3.1.14 The ownership of the relevant equipment provided by Party A under this Agreement shall belong to Party A.

3.2 Party A’s Responsibilities
3.2.1 Party A shall be responsible for providing Party B with PHS communication network and short message service support system. Party A shall exert itself to ensure its normal operation and day-to-day maintenance and ensure the stable and straightway transmission of contents and application services provided by Party B in Party A’s network.
3.2.2 Party A shall be obliged to provide Party B with specifications on interface for PHS short message gateway and the relevant technical protocol standards and make preparations prior to the business testing and commencement in collaboration with Party B.
3.2.3 Party A shall be responsible for providing Party B with statements on conducting of short message business.
3.2.4 The number 10000 of customer service centers of Party A’s telecom (limited) companies at provincial (city) level shall be the call centers for acceptance of users’ complaint. Party A shall be responsible for handling users’ consultancies, appeals and complaints arising from Party A’s network communication issues and Party B shall be responsible for dealing with the various kinds of users’ consultancies and complaints not arising from Party A’s network communication issues and bearing the corresponding liabilities. In respect of the users’ complaints on which neither Party can make a reasonable explanation, Party A shall have the right to demand Party B’s reduction or exemption of charges for the corresponding users.
3.2.5 Each Party shall have the obligation to declare the following exception clause to users in commencement of such service by users, namely in the event of economic losses incurred by both Parties and other third parties arising from breakdown of Party A’s communication lines, communication technology problems, breakdown of network and computer, instability of system, breakdown of communication network not caused by Party A’s deliberate intent as well as other kinds of force majeure reasons, neither Party shall be liable for economic compensation.
3.2.6 Party A shall be obliged to keep confidential the user particulars provided by Party B for commencement of short message value-added business.

Article 4 Party B’s Rights and Responsibilities
4.1 Party B’s Rights
4.1.1 Party B shall, based upon the interface standards and specifications provided by Party A, have the right to develop and construct on its own PHS short message contents and application service system.

4.1.2 Party B shall have the right to provide Party A’s users with PHS short message value-added businesses through the network passage provided by Party A and charge the corresponding information service fees.
4.1.3 Party B shall have the right to determine the business strategy for short message value-added business at its own discretion and set the information service fees for short message value-added business, provided however that the business pricing shall be made subject to Party A’s examination and approval.
4.1.4 Party B shall have the right to have access to the relevant situations on conducting of Party A’s PHS short message business through statements provided by Party A on conducting of short message business.
4.1.5 Party B shall have the right to demand Party A’s provision of network communication services on conditions stipulated herein so as to ensure the stable and straightway transmission of information.
4.1.6 Party B shall be entitled to the information service fees settled in accordance with stipulations contained herein.

4.2 Party B’s Responsibilities
4.2.1 Party B undertakes that the materials provided by it, such as the business license for enterprise as legal person, certification on qualification for operation of content and application service, credit certificate, industrial and commercial business license, after-sales service system, examination and approval of commodity price as well as bank account, are valid and authentic and comply with the relevant provisions of the Ministry of Information Industry regarding permit for business operation.
4.2.2 The varieties of business operated by Party B shall be limited to those in the aspects of recreational information, media interaction, chat community, testing, life, news and industry information.
4.2.3 Party B shall be responsible on its own for the construction and maintenance of its own PHS short message contents and application service business system, including all the work and expenses involving cooperation businesses regarding hardware equipment, system debugging, commencement, system maintenance, day-to-day business management and market development. Party B shall also be responsible for optimization or upgrading and capacity expansion based upon the status of use of its system and equipment and as required by its business. Party B shall ensure that the system provided by it meets the various requirements on performance indexes with complete means of management, inquiry, statistics and analysis as required by Party A for provision of the corresponding functions. Party B shall ensure that the services rendered by it conform to Party A’s relevant specifications and business requirements.
4.2.4 Party B agrees to switch in Party A’s PHS short message gateway by using Party A’s network and bear the corresponding expenses; Party A shall conduct confirmation and debugging in collaboration with Party B under the system’s actual circumstances.
4.2.5 Party B shall be responsible for the debugging, commencement and maintenance of its own system, ensuring that the foregoing work does not prevent Party A’s existing communication network from normally running and bearing the corresponding liabilities for leading to breakdown of Party A’s system. Party B shall be obliged to ensure that no overloaded flows jeopardizing network security are generated in the transmission of short messages to Party A’s communication platform. Party B who makes alterations resulting in influence on Party A’s business operation shall give a one-month prior written notice to Party A. Party B undertakes to subject itself in case of emergency to Party A’s adjustment of short message business to ensure the normal and stable rendering of short message services.

4.2.6 Party B shall be obliged to subject itself to and implement the relevant measures for management of PHS short message value-added business formulated by Party A, including provisions regarding user service standards and the various evaluation management.
4.2.7 Party B shall be obliged to keep confidential the relevant technology, business management materials, user particulars, contents of this Agreement and the like as provided by Party A. Without written consent of Party A, Party B shall not divulge them to a third party. Otherwise, Party B shall bear all the liabilities.
4.2.8 Party B warrants that the contents of information provided by it are in no violation of the relevant State policies, laws and regulations and that it is duly authorized to do so. Party B must have the special human quality and authorization for operation of the corresponding business (such as news, picture, ring download, sexologic knowledge and the like) or certification for license of the relevant contents and versions. In the event of Party B’s breach of contract, violation of the relevant provisions of the State, or adversely affecting the society or leading to any objections, claims and even litigations brought by a third party, Party B shall bear all the liabilities and be liable for compensation of any losses incurred by Party A. Party A shall have the right to terminate this Agreement, investigate Party B’s liabilities for breach of contract in accordance with this Agreement and Party A’s relevant management regulations, and deduct such part of sum in settling accounts.
4.2.9 Party B must conduct a real-time filtration of the information contents (including user-end software for massive transmission of short message, on-line self-writing short message and the like) provided by it, politics-sensitive vocabularies in particular, and prevent the event from taking place where a person disseminates illegal contents by making use of homophones and varied pronunciations of illegal vocabularies so as to ensure a safe and healthy source of information flowing into Party A’s network. As required by the healthy and stable development of PHS short message value-added business, Party B must ensure from time to time the upgrading and expansion of key word stock and ensure the timeliness, accuracy, authenticity, reliability and validity of information contents; in the meantime, Party B must take technical measures to have the number of a user’s on-line edition and transmission of short message each time limited to not more than 2 pieces, and have the ceiling of a user number’s on-line edition and transmission of short message per day set as not exceeding 200 pieces per day; in the event of Party B’s breach of contract, it shall bear all the liabilities.
4.2.10 Upon discovery of sensitive contents in violation of the relevant policies, laws and regulations of the State in users’ information, Party B must promptly take measures to stop the transmission of harmful information and keep a record of the relevant contents and users’ information with the backup of record being kept for more than six months and provided upon inquiry by the relevant competent authorities of the State in accordance with the law.

4.2.11 Party B must provide users with sophisticated approaches for customer service and establish for users special customer service centers for business inquiry, appeal and complaint acceptance, including 7*24-hour customer service phone numbers such as 4008 or 800 and E-mail address, responsible for handling the business consultancy, charge inquiry, appeal and complaint with which users provide it regarding application service or content. Party B must publicly inform the users of its customer service approaches in such way as business promotion.
4.2.12 Party B shall be responsible for undertaking various kinds of users’ consultancies and complaints generated from the matters of this Agreement other than from Party A’s network communication problems. As the final party for resolution, Party B shall be obliged to ultimately and properly handle users’ complaints. The losses incurred by a user in using Party B’s service which is not attributable to Party A shall be borne by Party B. Party B shall be obliged to respond to the problems complained by users within two hours and completely resolve within 24 hours the complaints for which Party B shall be liable, as identified by both Parties. If it involves refunds to users, such part of expenses will be uniformly deducted when Party A settles information service fees with Party B.
4.2.13 Party B shall be obliged to provide Party A with the specific contact ways and name list of the relevant persons-in-charge in respect of its user service approaches. Party B shall be responsible for handling the user inquiry, appeal and complaint as forwarded by Party A’s customer service departments. In respect of users’ complaints on which neither Party can make a reasonable explanation, as the final party for resolution, Party B shall be obliged to ultimately and properly handle users’ complaints and bear expenses arising therefrom. Party B shall implement Party A’s demand for reduction or exemption of charges for the corresponding users.
4.2.14 In the event of Party A’s receipt of users’ complaints regarding dissemination of information in violation of laws and regulations, Party B must preliminarily revert them to Party A’s customer service departments within two hours upon receipt of Party A’s notice, investigate and ascertain reasons within one working day and be responsible for forthwith stopping dissemination of information in violation of laws and regulations.
4.2.15 Party B must ensure that the pricing of short message value-added business provided by it complies with the provisions of the State’s commodity price policies and be responsible for handling the price complaints filed by the relevant competent authorities or users.
4.2.16 Party B’s pricing for information service charge shall comply with the relevant provisions of Party A’s management measures. Information service fee on a piece basis shall in principle not exceed RMB 1 per piece; Information service fee on a single item monthly payment basis for businesses of customization type shall in principle not exceed RMB 15 per month; The total sum of information service fees on a single item and piece basis for businesses of customization type shall not exceed RMB 30 per month with pricing for special high value businesses being separately submitted for the record with commodity price authorities; the users shall be exempt from paying charges in respects of transmission of business information messages (such as business help information, price, customization confirmation, customer service hotline, log-out of business and etc.), business recommendation, user password and downlink short message illustrated in customer service directives.

4.2.17 Party B shall be responsible for the market planning, media publicity and information release of businesses provided by it. Party B shall conduct business promotion and market publicity in its own name. Party B’s different kinds of promotions must tally with requirements of the State laws and regulations regarding advertisement publishing. In the event of harmful result due to Party B’s promotions, Party B shall bear the corresponding liabilities on its own. Party B shall give vigorous support to Party A’s arrangement for overall promotion and publicity. No sales promotion program may harm users’ rights and interests. Otherwise, Party B shall bear all the liabilities.
4.2.18 Party B must strictly abide by the relevant provisions of the Regulations of the People's Republic of China on Telecommunications, the Measures for Administration of Internet Information Services, the Interim Provisions for Administration of Internet Websites’ Engaging in News Publishing Businesses and the Circular Regarding Relevant Issues on Standardizing of Short Message Services as promulgated by the Ministry of Information Industry on April 30, 2004, and conduct a strict filtration of any information transmitted through Party B’s PHS communication network and short message service support system, the specific provisions of which are contained in Annex 1: the Instrument of Responsibility on Safety Protection of Input Network Information from Information Source. Party B must conduct a strict restriction and filtration of the information containing the foregoing contents without having it transmitted. Otherwise, Party B must bear all the legal liabilities arising therefrom.
4.2.19 Party B shall ensure the accuracy and prompt upgrading of information. Without Party A’s consent, Party B shall not send to China Telecom’s PHS users the advertisement short messages in a massive way without authorization. In the event of violation thereof, Party B shall bear liabilities for breach of contract. Party A shall have the right to impose on Party B such specific measures as criticizing by circulating a criticism notice, suspending change of business scope, postponing accounts settlement, demanding Party B’s publicly apologizing to media and users, making no settlement of accounts, making rectification within a given period and up to the termination of this Agreement, and the right to demand Party B’s bearing all the liabilities. In the event of Party B’s demand for massive transmission of business, it shall file an official written application with Party A who is to decide whether to approve such application according to the circumstances involved and pursuant to provisions of the measures for administration of business massive transmission.
4.2.20 In the event that Party B is compulsorily expelled in the appraisal organized by Party A or requested by Party A for termination of this Agreement due to Party B’s other corresponding violation of regulations, Party B shall be obliged to provide a one-month pre-exit buffer period at Party A’s request. During such period Party B shall continue to render services to users, must cease the corresponding violation of regulations and make an announcement to users on ceasing of services in its website or through other channels.

4.2.21 During the validity term of this Agreement, Party B shall not commence short message value-added services within the range of 21 provinces (cities) affiliated to Party A in cooperation with other PHS network operators. In the event of Party B’s breach of contract, Party A shall have the right to forthwith terminate this Agreement and demand Party B’s bearing of all the liabilities.
4.2.22 On the principle of users’ voluntariness, Party B must ensure that it obtains users’ prior consent before it renders to users any services (including services with charge and services free of charge) without rendering services to Party A’s users on its own by short message under the circumstance where such users are not informed thereof. In the meantime, Party B shall ensure that the users are fully informed of information on business (including price, business content and form, frequency of transmission, use method, main content, cancellation way, customer service measure and the like); Party B shall not designedly intercept information or send to users without authorization promotional and advertising information. In the event of Party B’s breach of contract, it shall bear all the liabilities.
4.2.23 Party B shall be obliged to set different subsistence period of short messages based upon the distinctness of business, characteristics of contents and business type with the subsistence period for broadcasting messages, such as large-scale system notice for free not exceeding 5 minutes; the subsistence period for business with high real-time requirements not exceeding 8 hours; the subsistence period for ordinary business not exceeding 16 hours; and the subsistence period for a small quantity of special business not exceeding 24 hours. For avoidance of congestion of Party A’s PHS short message service support system, Party B must, in transmitting short message by way of massive transmission (referring to Party B’s massive transmission of short message to users with business order relationship), do so in a “transmitting with suspensions at intervals” manner, namely, the number of short message massively transmitted consecutively each time shall not exceed 6 pieces and a transmission interval of more than 5 seconds shall be set between every 2 massive transmissions. In the event of Party B’s breach of contract, it shall bear all the liabilities for network running system breakdowns arising therefrom.
4.2.24 Party B undertakes not to engage in the business operations beyond the range as agreed upon by both Parties by taking advantage of resources provided by Party A under this Agreement. Party B’s increasing any new business or business modification must be subject to Party A’s consent and Party B shall promptly deliver to Party A a written application and the relevant business materials in accordance with the business modification flow. The commencement of such business toward users may be made only with Party A’s consent and after passing business testing and charge calculation testing. In the event of modification or increase of business without permission, Party A will take the necessary penalty measures in respect of Party B’s violation of regulations with all the consequences resulting therefrom being borne by Party B alone.

4.2.25 Party B must provide users with unified methods for inquiry and cancellation of services with the specific provisions being as follows:
(1) Instruction 0000 on itemized cancellation of service: Party B shall, upon receipt of the short message 0000 edited and sent by a user to Party B’s service code, resend all of Party B’s short message service lists ordered by such user. For a user’s itemized cancellation of its customized services, no information service fees shall be charged in respect of such instruction.
(2) Instruction 00000 on one-step logout: A user may cancel all its customized businesses by editing short message 00000 and sending it to Party B’s service code without paying any information service charge for such instruction.
(3) Instruction on short message customer service: Party B must, upon a user’s sending Party B’s service code to Party B’s service code, return help information on customer service, the contents of which include: customer service phone number, recommended instructions on key businesses, brief introduction for instructions on cancellation of service (the foregoing two instructions) and so on. No information service fees shall be charged in respect of such instruction.
4.2.26 With respect to the business formally commenced following Party A’s approval, Party B may file an application for modification of rate of business information service charge only after a lapse of at least three months upon commencement of such business. Party B must, following passing Party A’s examination and approval and upon formal commencement of business, in the first instance give short message notices to users using such business in stages and batches by short message free of service charge. Party B must specify in the short message notices the detailed contents of modified rate, methods for cancellation of customization as well as contents such as Party B’s customer service phone number and website domain name; and in the meantime publish the modification notice in a prominent place of Party B’s website (and keep it in such place for one month); with respect to the modification of charge rate of business service in close cooperation with a third-party information source, Party B may modify such charge rate of business information service only subject to synchronized publicity of the same in the main promotional media of such third-party information source.
4.2.27 Party B shall be obliged to establish a “black list” system of customer service for a sound management of “black list” in respect of users in malicious arrearage and malicious customization and responsible for making the corresponding explanations to users; Party B shall be obliged to take technical measures to conduct supervision and control over abnormal flows so as to exercise supervision, control, early warning and restriction over arrearage which may result from high information service fees (exceeding RMB50/day/user) arising from malicious customization; Party B shall conduct a restrictive disposition of user numbers of cancelled numbers and resumed numbers provided by Party A and user numbers of cancelled numbers and unobtainable number. In the event of Party B’s non-prompt handling of the aforesaid users or failure to handle, it shall be fully liable for issues such as high amount of malicious arrearage arising therefrom or arrearage as a result of use of short message service business by users with closedown and logoff. Party A shall have the right to have such part of expenses uniformly deducted in settling accounts.

4.2.28 With respect to information not ordered by users on a real-time basis and of a customized type, Party B must select with caution the time for sending of short message (Party B is not allowed in principle to send users the message during the time 0:00—7:00 and 12:30—14:00 each day) so as to avoid users’ complaints for influence on their lunch and supper break. In the event of Party B’s breach of contract, it shall bear all the liabilities.
4.2.29 Party B shall not provide users with inquiries on the detailed bill which shall be provided by Party A. In the event of Party B’s breach of contract, it shall bear all the liabilities.
4.2.30 Party B shall, upon sending by a user of ordering request to Party B each time, send to the user short message with the relevant contents. In the event of no retrieval of information with the relevant contents, Party B shall notify the user of unavailability of the relevant information by sending short message for free.
4.2.31 For customizations charged on a piece basis, the way of confirmation on a one-time basis shall be practiced: upon a user’s sending to Party B short message requesting for customization, Party B shall complete such user’s customization and send to it a short message on completion of customization with the contents including success in customization, business name, rate, frequency of sending, customer service phone number/website address as well as measures for logoff, and specify that Party B is to continue to render services and charge on the services in the next month in the event of no logoff. Such message shall be sent free of charge.
4.2.32 For customized business of monthly payment, the way of confirmation on a twice basis shall be practiced in the customization: upon a user’s sending to Party B short message requesting for customization, Party B shall send to the user a prompting message with its contents including business name, brief introduction of business, rate, frequency of sending, customer service phone number/website address as well as measures for confirmation of customization. Such message shall be sent free of charge; upon the user’s operation according to the measures for confirmation of customization as provided by Party B, usually sending a certain message to Party B; Party B shall complete such user’s customization and send to it a short message on completion of customization with the contents including success in customization and measures for logoff, and specify that Party B is to continue to render services and charge on the services in the next month in the event of no logoff. In case of rate of monthly payment for such customized business, expenses of monthly payment may be included in this piece of message; in case of charging on a piece basis for such customized business, this short message shall be sent free of charge.
4.2.33 The cycle of monthly payment: unless otherwise informed by Party A, the cycle of monthly payment shall be one telecommunication accounting term (natural month accounting term).
4.2.34 Time of termination of service: Party B shall terminate services to a user upon the latter’s logoff and notify the user of success in logoff of such business by sending a short message to it.

4.2.35 Repeated customization: in the event of a user’s customization of a business having been customized, Party B shall send to the user a reply short message free of charge notifying it of success in customization of such business.
4.2.36 Measures for collection of charges of monthly payment: Party B shall, in sending short message on charging rate of monthly payment, fill in the charges of monthly payment in such message for Party A’s handling of accounting matters and collection of charges of monthly payment with the users.
4.2.37 Sending of lengthy short message: in the event of a message exceeding 90 bytes (45 Chinese characters, including punctuation symbols), Party B shall have it severed and sent. The information service fees for several pieces of short message following the severance shall be paid on a one-piece basis, e.g. only one piece is marked with charging information in calculation of charges on a piece basis.
4.2.38 For specifications on the rate of businesses with comparatively more uplink users such as chat and community, the nature of information service must be emphasized, e.g. “a rate of RMB 5 on a monthly payment basis for the information service of this business” and the like. In the promotion of business for free, emphasis must be made that, it is the information service charge and the time for free that may be exempted.
4.2.39 No fees shall be charged on a prompting message without substantial contents: for example, in the event of customization of services charging on a piece basis, the message on success in customization shall be free of charge; in the event of ordering program without retrieval of the relevant contents, the prompting message shall be free of charge and so on and so forth.
4.2.40 Party B shall cause its PHS short message content and application service business systems to automatically record the time of sending and receiving short messages, numbers or codes of sending-end and receiving-end and have them kept for more than six months.
4.2.41 Party B must take effective, technical and managerial measures to conduct necessary content verification, examination and blocking over the senders who “send more than 100 pieces of short messages per hour as an individual user and those sending more than ten thousand pieces of short messages per hour as a group user”, and Party B is required to notify without delay the person specially assigned by Party A for such purpose of the progress and result of handling in a timely manner.

Article 5 Each Party’s Maintenance Segment and Maintenance Responsibility
Both Parties’ segments with maintenance responsibilities are divided at the junction point of their equipment. Both Parties shall do their respective duties and exert themselves to ensure the normal operation of businesses.

Article 6 Charge Calculation and Settlement
6.1 Principle of Generality
6.1.1 The charge calculation and settlement shall be made on the basis of call bills succeeding in charge calculating as collected by Party A’s calculation system. For business with charges being calculated on a timely basis, the calculation shall be launched subject to a user’s success in receipt of business; for business with charges being calculated on a monthly payment basis, the calculation shall be launched subject to a user’s authentic customization. In the event of a user’s refusal to pay information service fees due to Party B’s service quality, such charges shall be deducted from settlement made by Party A with Party B.

6.1.2 In the event of Party B’s failure to provide Party A with information service charge list within the stipulated period and in the prescribed form, Party A will not count them into the part of both Parties for charge calculation and settlement with the corresponding consequences being borne by Party B. No settlement shall be made as to the business beyond the range of business list.

6.2 Charge Calculation Principles
6.2.1 The charge calculation cycle shall be a natural month accounting term.
6.2.2 Party A shall be responsible for charge calculation, entering into accounts and fund settlement following account checking with two months lapsing for term of fund settlement in respect to the month when creditor’s right and indebtedness actually takes place. Party A shall, prior to the 15th day of the next month, send to Party B by email Party B’s settlement notice of the last month subject to Party A’s verification and confirmation. In the event that Party B calls in question the notice, it shall render its feedback on the same within five working days. Failing which, it shall be deemed to have had no objections. Party B shall, prior to the 15th day of the second next month, send to Party A the official invoice (the unit issuing invoice shall be “Department of Internet Space Undertakings, China Telecommunications Corporation”). Party A shall, prior to the 30th day of the second next month upon receipt of official invoice, complete settlement of payments with Party B and remit the actually settled sum into the account number designated by Party B.
6.2.3 In the event of discrepancy between both Parties’ settlements with the discrepancy ratio of settlement amounting to 5% (the method of calculation on the basis of Party A’s data: (the settled charges accounted on the basis of Party A’s data of call bill - the settled charges accounted on the basis of Party B’s data of call bill)/ the settled charges accounted on the basis of Party A’s data of call bill) or more, Party B may, within two days upon receipt of reconciliation sheet, demand account checking. Based upon a unanimous understanding reached on the account checking results and reasons for discrepancy, the Party at fault must reimburse the other Party for such discrepancy based upon the degree of liability and make up for the difference on the principle of “settlement followed by make-up of difference”.

6.3 Principles for Settlement
6.3.1 Party A charges communication fees and information service fees on users using Party B’s business and makes settlement with Party B in the following options at Party A’s discretion:

(A) Option I
a) Party A is fully entitled to the communication fees.
b) Party A deducts 15% of information service fees receivable as bad debt; the remaining 85% of information fees receivable shall be allocated by both Parties in accordance with different types of business and percentages as stipulated in Article 6.3.2.
(B) Option II
a) Party A is fully entitled to the communication fees.
b) The information fees actually collected shall be allocated by both Parties in accordance with the different types of business and percentages as stipulated in Article 6.3.2.

6.3.2 The different types of business and percentages for allocation are as follows:

Number of Type	Business Types	Percentages for Allocation (Party A : Party B)

1	authorized information (such as weather forecast, news and other information needing to be authorized by the relevant departments)	15:85

2	media interaction (such as TV and broadcasting program interactions)	15:85

3	industry information (education, insurance, banking, lottery, securities, etc.)	2:8

4	recreational information (blessing, joke, sexual, life and utility, etc.)	25:75

5	chat and community	25:75

6	testing (such as divination, testing, constellation, fortune, etc.)	3:7

7	Games	2:8

8	other types	2:8

6.3.3 Party A deducts the Unbalanced Downlink Communication Charges as a result of Party B’s use of Party A’s communication passages from the information service fees due to Party B with the calculation method being specified in the following form: of which unbalanced uplink and downlink short message flow X = (Party B’s downlink short message flow - flow of short messages sent upward to Party B) with the unit being ten thousand pieces.

Unbalanced Downlink Short Message Flow X (10,000 Pieces)	Rate (RMB/Piece)	Unbalanced Downlink Flow Communication Fees (RMB 10,000)
X = 0	0	0

0 < X ≤ 10	0.05	X×0.05

10 < X ≤ 50	0.04	(X - 10) × 0.04 + 10 × 0.05

50 < X ≤ 100	0.03	(X - 50) × 0.03 + 40 × 0.04 + 10 × 0.05

X > 100	0.02	(X - 100) × 0.02 + 50 × 0.03 + 40 × 0.04 + 10 × 0.05

6.3.4 During the validity term of this Agreement, in the event that the amount of information service fees of the current month to be settled by Party A to Party B is less than RMB 3,000, both Parties temporarily make no settlement in the settling month; after the accruing amount of information service fees of the current month to be settled by Party A to Party B exceeds RMB 3,000, both Parties shall make a settlement.

6.3.5 Each Party shall be responsible for its own tax payment. Party B shall, in settling information service fees from Party A, provide Party A with official invoice in compliance with the State’s provisions.

Article 7 Infringement and Warrant
Party B warrants that it is entitled to the intellectual properties of all such information and application service resources as provided by it or has obtained the licensing from the relevant right owners without infringing upon any person’s intellectual properties such as copyright, trademark right, patent right or trade secrets. In case of any dispute with a third party in this respect in performance hereof, Party B shall bear all the legal and economic liabilities arising therefrom, including but not limited to bearing all the dispute resolution expenses, legal costs, reasonable attorney fees, reconciliation amount or compensation amount as specified in a final judgment arising therefrom, and shall be liable for compensation of losses and damages incurred by Party A.

Article 8 Confidentiality Provision
Both Parties shall be obliged to keep confidential the users’ particulars. Either Party shall have the obligation to keep confidential the information on the other Party (including its respective directors, managerial personnel, staff members or representatives), the other Party’s users, business, finance, intent, action or operation (collectively the “Confidential Information”). Unless as stipulated in laws or required by the supervisory and regulatory organs to disclose, neither Party shall divulge to any third parties the foregoing “Confidential Information”. Otherwise, the divulging Party shall bear all the liabilities.

Article 9 Liabilities for Breach of Contract
9.1 In the event that this Agreement cannot be carried out due to either Party’s breach of this Agreement, the observant Party shall have the right to terminate this Agreement and investigate the former Party’s liabilities for breach of contract.
9.2 In the event of either Party’s breach of Contract which causes harmful social influences or economic losses to the observant Party, the observant Party shall have the right to investigate the other Party’s civil liabilities.
9.3 In the event of Party B’s breach of this Agreement and Party A’s relevant management regulations, Party A shall have the right to terminate this Agreement and investigate Party B’s liability for breach of contract according to this Agreement and Party A’s relevant management regulations. Where Party B is liable for payment of liquidated damages and/or compensation under this Agreement and Party A’s relevant management regulations, Party A shall have the right to deduct the relevant amount from settled sum of money.

Article 10 Force Majeure
Either Party who is unable to perform or fully perform this Agreement due to accidental events or force majeure shall bear no liability for compensation of economic losses incurred therefrom by the other Party. The Party encountering the aforesaid force majeure shall forthwith notify the other Party in writing of conditions of such event and produce within fifteen days the valid supporting documents on particulars of event and reasons preventing it from performing or fully performing this Agreement or requesting for postponed performance. Based upon the degree of impact made by such event on performance hereof, both Parties are to decide through consultations whether to continue to perform this Agreement or have it terminated.

Article 11 Governing Law and Dispute Resolution
11.1 This Agreement shall be governed by the laws of the People’s Republic of China.
11.2 Any dispute arising from this Agreement or in connection with this Agreement shall be resolved by both Parties through amicable consultations. Failing which, either Party may refer the dispute to the China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in Beijing in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration with the arbitration language being Chinese.
11.3 The arbitral award is final and binding upon both Parties.
11.4 Both Parties shall, in the course of arbitration, continue to carry out other parts of this Agreement not involving such arbitration.

Article 12 Miscellaneous
12.1 This Agreement shall come into force as of the date when it is affixed with the signatures and chops by both Parties’ representatives with its validity term being one year and expiring on June 5, 2008. Either Party shall, within thirty days prior to the expiration of term hereof, have the right to unilaterally inform the other Party in writing of termination of this Agreement. Otherwise, the term hereof shall automatically be extended for one more year. Notwithstanding any provisions to the contrary contained in other clauses hereof, in the event of Party B’s failure to produce extension authorization instruments upon expiration of authorized term for information contents obtained from a third party, Party A shall have the right to terminate this Agreement upon expiration of such authorized term. As of the date when this Agreement comes into force, the Agreement between China Telecommunications Group and Beijing Airinbox Information Technologies Co., Ltd. Concerning Cooperation in Nationwide PHS Short Message Business executed by both Parties on March 22, 2005 shall terminate on its own.
12.2 In the event of new rate policies or the relevant new documents issued by both Parties’ competent department at a higher level during the validity term hereof which contravene this Agreement, both Parties shall modify or terminate this Agreement through consultations.
12.3 Matters not covered herein shall be complemented in writing following both Parties’ amicable consultations.

12.4 This Agreement is made in sextuplicate with each Party holding three copies, which shall be of equal legal effect.

Party A: China Telecommunications Corporation

Authorized Representative (Signature):

Date of Signing: June 5, 2007

Party B: Beijing AirInbox Information Technologies Co., Ltd. (seal)

Authorized Representative (Signature):

Date of Signing: June 5, 2007

Annex 1

INSTRUMENT OF RESPONSIBILITY ON SAFETY PROTECTION OF
INPUT NETWORK INFORMATION FROM INFORMATION SOURCE

The responsible unit of information source (referring to Party B hereto) hereby undertakes to abide by the regulations as follows in accessing China Telecom’s PHS communication network and short message service supporting system:

1.	To abide by relevant laws, regulations and administrative rules of the State and strictly implement the provisions regarding administration of information security.

2.
Never engage in activities of offences or crimes such as imperiling the State safety and divulging State secrets by taking advantage of China Telecom’s PHS communication network and short message service supporting system; never produce, look up, copy or disseminate the information in violation of the Constitution and laws, obstructing the social public security, disrupting the unification of the country, undermining the unity of the nationalities, pornography and violence information and etc.; or never publish any information containing any of the following contents:

2.1	Combating the basic principles defined by the Constitution;
2.2	Imperiling the State safety, divulging State secrets, subverting the State's political power or disrupting the unification of the country;
2.3	Harming the honor or interests of the State;
2.4	Inciting national hatred or national discrimination, or undermining the unity of the nationalities;
2.5	Undermining the religious policies of the State, or propagating evil religions or feudalistic superstitions;
2.6	Spreading rumors, disrupting social order or undermining social stability;
2.7	Propagating obscenity, pornography, gambling, violence, murder, terror or instigating crimes;
2.8	Insulting or slandering others, or infringing on the lawful rights and interests of any other person; or
2.9	Containing other contents prohibited by laws or administrative regulation.

Upon discovery of the foregoing activities of offences or crimes and harmful information, the responsible unit of information source shall forthwith take measures to avert them and report the case to the relevant competent authorities in a timely manner.

3.	The responsible unit of information source must provide information in compliance with the relevant provisions of the State regarding intellectual property.

4.
The responsible unit of information source shall establish effective information security and confidentiality system and technical guarantee measures, and subject itself to the administration, supervision and inspection of the relevant competent authorities.

5.
The responsible unit of information source shall not engage in any business collecting charges for obscene and pornography websites. China Telecom is, within 24 hours upon discovery and verification of such case, to unconditionally cut off the access passage for the responsible unit of information source and cease all the settlements.

6.
In the event of breach of the foregoing provisions, China Telecommunications Corporation shall have the right to take measures to cut off the relevant access passage for the information source, in the meantime, investigate the legal liabilities of the responsible unit, and terminate the agreement with the responsible unit. This Instrument of Responsibility is taken into safe keeping by China Telecommunications Corporation.

Responsible Unit: Beijing AirInbox Information Technologies Co., Ltd.

Person Answerable for Violation:
(Signature and Seal)

Date: June 5, 2007

Place for Affixing of Tax Stamps

(Tax Stamp)
(Seal of Beijing AirInbox Information Technologies Co., Ltd.)

Column for Examination and Registration by Registration Authority:

Person-in-Charge: (Seal)

Technology Contract Registration Authority (Special-Purpose Seal)

(Special Seal of Beijing Technology Market Administration Office for Registration of Technology Contract)
July 6, 2007